Exhibit 10.1

OREXIGEN THERAPEUTICS, INC.

Recoupment Policy Acknowledgement

On April 14, 2014, the Compensation Committee of the Board of Directors of Orexigen Therapeutics, Inc. (the “Company”) adopted the Orexigen Therapeutics, Inc. Recoupment Policy (as it may be amended from time to time, the “Policy”). The Policy is attached hereto as Annex A.

By signing below, you hereby acknowledge and agree that:

•	You are subject to the Policy;

•	You have received and have had an opportunity to review the Policy;

•	The compensation and other amounts subject to the Policy (“Compensation”) may be subject to forfeiture and/or reimbursement as determined by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”);

•	In the event it is determined by the Compensation Committee that any Compensation must be forfeited or reimbursed to the Company, you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement;

•	The Company will be entitled to withhold from any amounts otherwise payable to you, including “wages” to the extent permitted by applicable law, such amounts as may be necessary in order to satisfy any obligations you may have as a result of the application of this Policy, except to the extent such withholding or offset would cause the imposition of additional taxes and/or penalties to you under Section 409A of the Internal Revenue Code;

•	The Policy applies to the Compensation notwithstanding the terms of the compensation plan or agreement under which it is granted, the terms of any employment agreement to which you are a party, or otherwise ; and

•	Any determinations of the Compensation Committee shall be conclusive and binding on you and need not be uniform with respect to each individual covered by the Policy.

In addition, you hereby acknowledge and agree that any Compensation may be subject to reimbursement and/or forfeiture pursuant to applicable law under circumstances that are different from those applicable under the Policy, and you consent to application of any such reimbursement or forfeiture. You further agree that any amendments to the Policy, including any amendments to comply with applicable law, will be applicable to you.

The Policy and this Acknowledgement will be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws which could cause the application of the law of any other jurisdiction.

If the terms of the Policy and this Acknowledgement conflict, the terms of the Policy shall prevail.

By signing below, you agree to the application of the Policy to you and to the other terms of this Acknowledgement.

Acknowledged and agreed as of                     , 2014:

Executive

ANNEX A

OREXIGEN THERAPEUTICS, INC. RECOUPMENT POLICY

OREXIGEN THERAPEUTICS, INC.

Recoupment Policy

The Compensation Committee (“the Compensation Committee”) of the Board of Directors (the “Board”) of Orexigen Therapeutics, Inc. (the “Company”) believes it is appropriate for the Company to adopt the following recoupment policy (the “Policy”) to be applied to Company officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (each, an “Executive”):

If the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement as a result of Misconduct (as defined below) by an Executive, then the Compensation Committee may take any or all of the following actions with respect to the Executive or Executives engaging in or otherwise accountable for such Misconduct: require reimbursement or forfeiture of all or a portion of any bonus or other incentive cash compensation awarded to or received by such Executive, in each case during the 12-month period following the filing of the erroneous financial statement. For purposes of this policy, “Misconduct” shall mean fraud, intentional misconduct or gross negligence, as determined in the sole discretion of the Board (or designated Committee).

In determining whether to require reimbursement or forfeiture and, if so, the amount of such reimbursement or forfeiture, the Board (or Board committee) shall take into account such factors as it deems appropriate, including (A) whether any bonus, incentive or equity compensation earned with respect to the period covered by the restatement was based on the achievement of specified performance targets and, if so, whether any such compensation would have been reduced had the financial results been properly reported at the time such compensation was determined, (B) the Executive’s involvement in and accountability for the Misconduct that directly or indirectly resulted in the need to prepare the restatement (C) the likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved, (D) whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise, (E) whether the expense of seeking reimbursement or forfeiture is likely to exceed the amount sought or likely to be recovered, (F) the passage of time since the occurrence of the act in respect of the applicable Misconduct, (G) any pending or threatened legal proceeding relating to the applicable Misconduct, and any actual or anticipated resolution (including any settlement) relating thereto, (H) the tax consequences to the affected Executive and (I) such other factors as it may deem appropriate under the circumstances.

Any determination of the Compensation Committee shall be conclusive and binding on the Company and the applicable Executives. The determination of the Compensation Committee need not be uniform with respect to one or more Executives.

This Policy shall apply to bonus and other incentive cash compensation awarded to or received by each Executive from and after the date of adoption of this Policy by the Compensation Committee.